Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

October 29, 2025

The Board of Directors

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Re:	OceanFirst Financial Corp.

6.375% Fixed-to-Floating Rate Subordinated Notes Due 2035

Ladies and Gentlemen:

We have acted as special counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $185.0 million aggregate principal amount of 6.375% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”), pursuant to the Indenture, dated as of October 29, 2025 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 29, 2025 (the “First Supplemental Indenture”), between the Company and Wilmington Trust National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (SEC File No. 333-282711) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated October 18, 2024, as supplemented by the prospectus supplement, dated October 27, 2025, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated October 27, 2025, by and among the Company, Piper Sandler & Co. and Keefe, Bruyette and Woods, Inc. as representatives of the underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, (vi) two free writing prospectuses, each dated October 27, 2025, filed by the Company pursuant to Rule 433 under the Securities Act, and (vii) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as copies. The opinion expressed below is limited to Delaware General Corporation Law and New York Business Corporation Law.

LUSE GORMAN, PC

OceanFirst Financial Corp.

October 29, 2025

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as supplemented by the First Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus supplement dated October 27, 2025 and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 29, 2025, which is incorporated by reference into the Registration Statement and the prospectus dated October 18, 2024, as supplemented by the prospectus supplement dated October 27, 2025. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

LUSE GORMAN, PC